Exhibit 99.1

FOR IMMEDIATE RELEASE

ENDEV HOLDINGS INC. (OTCQB: EDEV) ANNOUNCES APPOINTMENT OF PAUL AMSELLEM AS EUROPEAN MANAGING DIRECTOR

LOS ANGELES, CA, April 15, 2013 – EnDev Holdings Inc. (the “Company”) (OTCQB:EDEV) announces that Paul Amsellem has joined the Company as Managing Director - Europe, with a number of broad mandates to assist in the new positioning of the company in the digital and mobile media sectors. Among other things, Mr. Amsellem will spearhead European acquisitions and integration, and will collaborate with management in setting and executing on the overall strategy for the Company.

Mr. Amsellem is in the midst of an illustrious career in the mobile and digital media sectors spanning almost two decades.  He began his career at Wunderman Advertising (a Young and Rubicam company), where he oversaw the data analytics group.  He then founded, ran and sold two pioneering European mobile media companies: PhoneValley and Cellcast Interactif.  Subsequently, Mr. Amsellem served as the CEO of Adenyo Europe and then as the COO of Nokia (France).  These roles afforded Mr. Amsellem the privilege of working at the highest levels with many of the largest carriers, media companies, brands and advertising agencies in the world.  Most recently, Mr. Amsellem has led Nemapp, an exclusive European mobile and digital media consulting firm specializing in investment, marketing and strategy.  During his tenure there he has worked with many substantial public and private sector clients in Europe.

Mr. Amsellem has also made significant contributions to the development of the mobile media industry from the 1990s through the present.  He co-founded the French Mobile Marketing Association and orchestrated their activities with the umbrella European and Global Mobile Marketing Associations.  He served as a Board Member for a number of years with France’s IAB (Interactive Advertising Bureau). He co-authored the textbook, Mobile Marketing Essentials, Strategy & Best Practices (SBM Publishing) and has a M.B.A. in Finance from the University Paris IX Dauphine.

Mr. Amsellem commented on his new position:

“We are at a pivotal point in the evolution of the mobile sector and the larger digital media industry. The promise has become the reality. The world is shrinking.  Digital modes of distribution are re-shaping the consumption of content.  With the team that is being put together, I believe we can position the Company perfectly to exploit the next explosive phases of growth in the industry.  I am excited to work with Mr. Doane and Mr. Rubenstein, and bring my experience and my network to the benefit of the Company and its objective to build a significant mobile digital media platform.”

For more information contact Martin Doane at martin.doane@ubequitycapital.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.